Exhibit 99.1

NORTH PITTSBURGH SYSTEMS, INC.

4008 GIBSONIA ROAD

GIBSONIA, PA 15044-9311

Contact: Harry R. Brown	Phone: (724) 443-9456	Fax: (724) 443-9431

NORTH PITTSBURGH SYSTEMS, INC.

REPORTS SECOND QUARTER 2007 EARNINGS

August 9, 2007. Gibsonia, Pennsylvania – North Pittsburgh Systems, Inc. [NASDAQ:NPSI] today announced net income of $4,366,000, or $.29 per share, on operating revenues of $24,313,000 for the second quarter of 2007. This compares to net income of $16,398,000, or $1.09 per share, on operating revenues of $25,713,000 for the comparable period last year. NPSI’s President, Harry R. Brown, stated that significant items that were not routine in nature impacted both the second quarter of 2007 and the second quarter of 2006. He noted that the results of operations for the second quarter of 2007 were impacted by $718,000 of strategic alternatives expenses incurred in connection with the activities that resulted in the agreement and plan of merger with Consolidated Communications Holdings, Inc., which, on an after tax basis, reduced the Company’s net income by $420,000, or $.03 per share. During the second quarter of 2006, the Company’s North Pittsburgh Telephone Company (NPTC) subsidiary received a payment of $19,622,000 from the Rural Telephone Bank (RTB) for the redemption of NPTC’s RTB stock and recognized a gain on the full amount of the proceeds received, which, on an after tax basis, contributed $11,479,000 to the net income recorded during the 2006 second quarter, or $.76 per share.

Mr. Brown reported that operating revenues decreased $1,400,000, or 5.4%, during second quarter 2007 as compared to second quarter 2006. He noted that the decrease in revenues was attributable to several sources, including a $948,000 decrease in access revenues, mostly due to a decrease in overall access minutes of use on the Company’s network and unfavorable changes in the National Exchange Carrier Association average schedule formulas applicable to the Company’s Incumbent Local Exchange Carrier (ILEC), NPTC. In addition, revenues were negatively impacted by a $533,000 decrease in toll revenues due to competitive pricing pressures experienced on the Company’s toll offerings and a $457,000 decrease in local dial tone revenues as a result of a decrease in the Company’s overall number of access lines, offset partially by a $510,000 increase in combined special access and broadband revenues.

Operating expenses for the second quarter of 2007 decreased $103,000, or 0.5%, from the comparable prior year period. The decrease was due to a $1,099,000 decrease in network and other operating expenses and a $57,000 decrease in operating taxes, offset partially by a $335,000 increase in depreciation expense associated with growth in the Company’s depreciable asset base and the aforementioned $718,000 of strategic alternatives expenses incurred during the second quarter of 2007. The decrease in network and other expenses was mainly due to an approximate $1,300,000 reduction in the Company’s combined labor and benefit expenses during the second quarter of 2007 as a result of the restructuring of employee benefit plans and a decrease in the overall employee base.

Other income (net) for the second quarter of 2007 decreased $19,268,000 from the prior year period principally due to the aforementioned $19,622,000 gain realized from the RTB stock redemption in the second quarter of 2006, partially offset by a $440,000 increase in 2007 in equity income recorded from the Company’s partnership investments (which consist primarily of limited partner interests in three wireless partnerships).

For the first six months of 2007, net income decreased $16,768,000 to $5,216,000 from $21,984,000 for the first six months of 2006, and earnings per share amounted to $.35 as compared to $1.47 for the first six

North Pittsburgh Systems, Inc.
Reports Second Quarter 2007 Earnings

months of 2006. In addition, for the first six months of 2007, operating revenues decreased $3,701,000, or 7.1%, while operating expenses increased $5,978,000, or 15.3%, and Other income (net) decreased $18,988,000 as compared to the first six months of 2006. The factors described above in the second quarter analysis, including the $718,000 of strategic alternatives expenses ($420,000 after tax, or $.03 per share) recorded in the Company’s second quarter of 2007 and the $19,622,000 gain on the RTB stock redemption ($11,479,000 after tax, or $.76 per share) recorded in the Company’s second quarter of 2006, were also main contributors to the change in net income for the first six months of 2007 as compared to the first six months of 2006. In addition, the results of operations for the first six months of 2007 were impacted by $6,468,000 in curtailment and special termination benefit expenses associated with a voluntary early retirement incentive program that extended through March 31, 2007 at the Company’s NPTC subsidiary. In total, 40 employees elected to retire and receive the enhanced benefits, which resulted in $2,869,000 of special termination benefit expenses recorded upon the re-measurement of NPTC’s defined benefit retirement plan and $3,599,000 of curtailment and special termination benefits expenses recorded in association with the re-measurement of NPTC’s postretirement medical and life insurance plans. On an after tax basis, the curtailment and special termination benefit expenses recorded during the first quarter of 2007 had the impact of reducing the Company’s 2007 year-to-date net income by $3,784,000, or $.25 per share.

Turning to operations, Mr. Brown reported that as of June 30, 2007, the Company had a total of 60,663 access lines in its ILEC territory, 66,699 Competitive Local Exchange Carrier (CLEC) access line equivalents (including 42,250 access lines and 2,286 DSL subscribers) and a total of 16,572 DSL subscribers across all subsidiaries. He stated that with the introduction during 2006 of telephony competition from the two main cable companies whose service areas overlap the majority of the Company’s ILEC territory, ILEC access line losses have increased from their historical levels; the Company experienced an 11.0% decrease in access lines in its ILEC territory over the twelve-month period ended June 30, 2007. On a sequential quarterly basis, the Company’s ILEC access line loss totaled 883 during the second quarter of 2007, as compared to 1,771 lines during the first quarter of 2007 and 3,030 lines during the fourth quarter of 2006, which was the first full quarter in which the Company’s cable competitors had local number portability. Mr. Brown further noted that total CLEC access line equivalents and consolidated DSL subscribers had grown 5.4% and 9.6%, respectively, over that same twelve-month period ended June 30, 2007.

North Pittsburgh Systems, Inc. has total assets of $157 million and operates an integrated high-technology telecommunications business in Western Pennsylvania providing competitive and local exchange services, long distance and Internet services through its subsidiaries, North Pittsburgh Telephone Company, Penn Telecom, Inc. and Pinnatech, Inc. (Nauticom).

In addition to historical information, this information may contain forward-looking statements regarding events, performance, financial trends and accounting policies that may affect the Company’s future operating results, financial position or cash flows. Such forward-looking statements are based on assumptions and estimates and involve risks and uncertainties. Various factors could affect future results and could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. Factors that could cause such a difference include, but are not limited to: a change in economic conditions; government and regulatory policies (at both the federal and state levels); unanticipated higher capital spending for, or delays in, the deployment of new technologies; the pricing and availability of equipment, materials and inventories; changes in the competitive environment; the Company’s ability to continue to penetrate its edge-out markets; and risks associated with the proposed merger with Consolidated Communications Holdings, Inc., including failure to consummate or a delay in consummating the merger. This information should be read in conjunction with the Company’s periodic reports filed with the Securities and Exchange Commission, the most recent of which is the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007.

North Pittsburgh Systems, Inc.
Reports Second Quarter 2007 Earnings

Prospectus/Proxy Statement

This material is not a substitute for the prospectus/proxy statement Consolidated Communications Holdings, Inc. and North Pittsburgh Systems, Inc. will file with the Securities and Exchange Commission. Investors are urged to read the prospectus/proxy statement, which will contain important information, including detailed risk factors, when it becomes available. The prospectus/proxy statement and other documents which will be filed by Consolidated Communications Holdings, Inc. and North Pittsburgh Systems, Inc. with the Securities and Exchange Commission will be available free of charge at the SEC’s website, www.sec.gov, or by directing a request when such a filing is made to Consolidated Communications, 121 South 17th Street, Mattoon, IL 61938, Attention: Investor Relations; or to North Pittsburgh Systems, Inc., 4008 Gibsonia Road, Gibsonia, Pennsylvania 15044, Attention: Investor Relations. The final prospectus/proxy statement will be mailed to shareholders of North Pittsburgh Systems, Inc.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Proxy Solicitation

Consolidated Communications Holdings, Inc. and North Pittsburgh Systems, Inc., and certain of their respective directors, executive officers and other members of management and employees are participants in the solicitation of proxies in connection with the proposed transactions. Information about the directors and executive officers of Consolidated Communications Holdings, Inc. is set forth in the proxy statement for Consolidated Communications Holdings, Inc.’s 2007 annual meeting of shareholders. Information about the directors and executive officers of North Pittsburgh Systems, Inc. is set forth in the company’s Annual Report on Form 10-K for the year ended December 31, 2006, as amended. Investors may obtain additional information regarding the interests of such participants in the proposed transactions by reading the prospectus/proxy statement for such proposed transactions when it becomes available.

North Pittsburgh Systems, Inc.
Reports Second Quarter 2007 Earnings

NORTH PITTSBURGH SYSTEMS, INC.

SUMMARIZED FINANCIAL INFORMATION

(Unaudited)

(Amounts in Thousands – Except Per Share Data)

	For the Three Months Ended June 30		For the Six Months Ended June 30
	2007	2006	2007	2006
Operating revenues:
Local network services	$6,969	$7,443	$13,930	$15,114
Long distance and access services	13,887	14,923	27,940	30,476
Directory advertising, billing and other services	288	385	623	729
Other operating revenues	3,169	2,962	6,244	6,119

Total operating revenues	24,313	25,713	48,737	52,438

Operating expenses:
Network and other operating expenses (exclusive of depreciation and amortization shown separately below)	14,626	15,725	29,122	30,916
Depreciation and amortization	3,578	3,243	7,088	6,370
Operating taxes	757	814	1,761	1,893
Strategic alternatives expenses	718	—	718	—
Curtailment and special termination benefit expenses	—	—	6,468	—

Total operating expenses	19,679	19,782	45,157	39,179

Net operating income	4,634	5,931	3,580	13,259

Other income, net	2,863	22,131	5,402	24,390

Income from continuing operations before income taxes	7,497	28,062	8,982	37,649
Provision for income taxes	3,131	11,670	3,766	15,671

Income from continuing operations	4,366	16,392	5,216	21,978

Income from discontinued operations, net of income taxes	—	6	—	6

Net income	$4,366	$16,398	$5,216	$21,984

Weighted average common shares outstanding	15,005	15,005	15,005	15,005

Basic and diluted earnings per share	$.29	$1.09	$.35	$1.47

Dividends per share	$.20	$1.20	$.40	$1.39

	June 30 2007	Dec. 31 2006
Cash and temporary investments	$46,825	$49,518
Total assets	157,122	157,433
Total debt	16,970	18,512
Total shareholders’ equity	99,708	101,296